EXHIBIT 3.2

                              ARTICLES OF AMENDMENT
                    TO THE RESTATED ARTICLES OF INCORPORATION
                              OF PACKAGED ICE, INC.

      Pursuant to the provisions of article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following articles of amendment to its restated articles of incorporation:

                                   ARTICLE ONE

      The name of the corporation is PACKAGED ICE, INC.

                                   ARTICLE TWO

      The following amendments to the restated articles of incorporation were adopted by the shareholders of the corporation on August 4, 1998. The first amendment provides that directors and officers of the Company shall be indemnified by the Company against all expense, liability and loss reasonably incurred and to the extent allowed by the Texas Business Corporation Act. The second amendment provides that, pursuant to Article 2.28D of the Texas Business Corporation Act, any action by the shareholders of the Company shall be taken by the vote of a simple majority rather than a two-thirds majority, as otherwise required by the Texas Business Corporation Act.

      The first amendment is an addition to the restated articles of incorporation and the full text of the provision added is as follows:

                                 "ARTICLE ELEVEN

      Any person who was, is, or is threatened to be made, a named defendant or respondent in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrative, investigative or administrative, any appeal in such action suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding (collectively, a "proceeding"), by reason of the fact that he or she is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, shall be indemnified by the Corporation to the fullest extent authorized by the Texas Business Corporation Act, as the same exists or may hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, court costs, fines, penalties, excise taxes, and amounts
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paid in settlement) reasonably incurred or suffered in connection therewith and such indemnification shall continue as to any such person who has ceased to be a director or officer and shall inure to the benefit of such persons' heirs, executors and administrators. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the Corporation the expenses (court costs and attorneys' fees) incurred in defending any such proceeding in advance of its final disposition; provided, the applicable requirements of the Texas Business Corporation Act are met prior to such advancement.

      The right to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of, nor shall it be construed to limit, any other right which any person may have or hereafter acquire under any statute, these Articles of Incorporation, bylaws, agreement, vote of shareholders or otherwise, subject to any special voting rights conferred upon the holders of any preferred stock."

      The second amendment is an addition to the restated articles of incorporation and the full text of the provision added is as follows:

                                 "ARTICLE TWELVE

      Notwithstanding anything in the Texas Business Corporation Act or the Texas Miscellaneous Corporation Laws to the contrary, pursuant to Article 2.28D of the Texas Business Corporation Act, any action to be taken by the shareholders of the Corporation may be taken by the vote or concurrence of the holders of a majority of the outstanding shares of the Corporation and a larger number shall not be required."

                                  ARTICLE THREE

      The number of shares of the corporation outstanding at the time of such adoption was an aggregate of 5,622,241 shares, consisting of 5,047,310 shares of Common Stock, 450,000 shares of Class A Preferred Stock, 124,831 shares of Class B Preferred Stock and 1,883,536 votes represented by warrants held by the shareholders of 100 shares of Class C Preferred Stock holders.

                                  ARTICLE FOUR

      The number of shares voted for the first amendment was 5,622,241; and the number of shares voted against the first amendment was 0. The number of shares voted for the second amendment was 5,622,241; and the number of shares voted against the second amendment was 0.



                           [SIGNATURE PAGE TO FOLLOW]

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                    [SIGNATURE PAGE TO ARTICLES OF AMENDMENT
                          TO ARTICLES OF INCORPORATION]



Dated:  August 7, 1998.


                              PACKAGED ICE, INC.


                           By:__________________________________________
                              A.J. Lewis III, President



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